Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WP GLIMCHER INC.

WP Glimcher Inc. (the “Corporation”), existing pursuant to the Indiana Business Corporation Law, as amended (hereinafter referred to as the “Corporation Law”), and desiring to give notice of corporate action effectuating an Amendment to its Amended and Restated Articles of Incorporation, sets forth the following facts:

ARTICLE I

NAME

The name of the Corporation prior to this Amendment is WP Glimcher Inc. The Corporation was incorporated on December 13, 2013.

ARTICLE II

TEXT OF AMENDMENT

Article FIRST of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

FIRST:      The name of the corporation (which is hereinafter called the “Corporation”) is Washington Prime Group Inc.

ARTICLE III

DATE OF ADOPTION

The foregoing Amendment was adopted by the Board of Directors of the Corporation on June 20, 2016, and approved by the shareholders of the Corporation on August 30, 2016.

ARTICLE IV

EFFECTIVE DATE

The effective date of the Amendment shall be upon filing with the Indiana Secretary of State.

ARTICLE V

MANNER OF ADOPTION AND VOTE

Section 1. The Articles of Amendment contain an Amendment requiring shareholder approval, and the manner of adoption and vote is set forth below.

Section 2. At a meeting of the Board of Directors on June 20, 2016, the foregoing Amendment to the Corporation’s Amended and Restated Articles of Incorporation was adopted by the Board of Directors. The Board of Directors submitted the Amendment, together with its recommendation for approval and adoption, to the shareholders of the Corporation.

Section 3. The foregoing Amendment to the Corporation’s Amended and Restated Articles of Incorporation required shareholder approval. At the annual meeting of the shareholders of the Corporation called by its Board of Directors and held on August 30, 2016, the shareholders of the Corporation entitled to vote with respect to the foregoing Amendment approved and adopted the proposed Amendment. The result of such vote is as follows:

Designation of Each Voting Group	Common Stock, $0.0001 par value per share, Voting as a Single Class
Number of Outstanding Shares	185,338,551
Number of Votes Entitled to be Cast	185,338,551
Number of Votes Represented at Meeting	164,667,782
Shares Voted in Favor	163,856,188
Shares Voted Against	435,411

Section 4. The manner of the adoption of the Amendment to the Amended and Restated Articles of Incorporation and the vote by which it was adopted constitute full legal compliance with the provisions of the Corporation Law, the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Corporation.

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Signature page follows.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment and verifies, subject to penalties of perjury, that the statements contained herein are true, this 30th day of August, 2016.

/s/ Robert P. Demchak
Robert P. Demchak
Executive Vice President, General Counsel and Corporate Secretary